Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 14, 2016, and the related Letter of Transmittal and any amendments or supplements thereto. The Offeror (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Offeror will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Offeror cannot do so, the Offeror will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

DIAMOND RESORTS INTERNATIONAL, INC.

at

$30.25 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated July 14, 2016

by

DAKOTA MERGER SUB, INC.

a wholly owned subsidiary of

DAKOTA PARENT, INC.

Dakota Merger Sub, Inc., a Delaware corporation (the “Offeror” or “we”) and a wholly owned subsidiary of Dakota Parent, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Diamond Resorts International, Inc., a Delaware corporation (“Diamond Resorts”), at a purchase price of $30.25 per Share, net to the holders thereof, payable in cash (the “Offer Price”), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 14, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, the Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON AUGUST 10, 2016 (ONE MINUTE AFTER 11:59 P.M.,

NEW YORK CITY TIME, ON AUGUST 10, 2016), UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is for Parent, through the Offeror, to acquire control of, and the entire equity interest in, Diamond Resorts. Parent is controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 29, 2016, by and among Diamond Resorts, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Diamond Resorts, with Diamond Resorts surviving as a wholly owned subsidiary of Parent (the “Merger”), and each outstanding Share (other than Shares owned by Diamond Resorts as treasury stock, Shares owned directly or indirectly by Parent, Offeror or any wholly owned subsidiary of Diamond Resorts (other than Shares held on behalf of third parties) and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically canceled and converted into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable tax withholding. As a result of the Merger, the Shares will cease to be publicly traded, and Diamond Resorts will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the related financing, are collectively referred to as the “Transactions.” The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Diamond Resorts; Transaction Documents” of the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the following: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”); (b) the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Transactions; (c) receipt of the approval of the Financial Conduct Authority in the United Kingdom pursuant to Section 178 of the Financial Services and Markets Act 2000 in respect of the Transactions; (d) receipt of any required approval under the Austrian Cartel Act 2005 (effective as of January 1, 2006) (Federal Law against Cartels and other Restraints of Competition) as last amended, by Federal Law Gazette (BGBI) I No. 2/2008 effective as of March 1, 2013, in respect of the Transactions; (e) receipt of any required approval under the Federal Law of Economic Competition published on May 23, 2014 in Official Gazette of the Mexican Federation (effective as of July 7, 2014); and (f) the absence, since the date of the Merger Agreement, of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement). The Offer is also subject to certain other terms and conditions. See Section 13 — “Conditions of the Offer” of the Offer to Purchase.

The Offer will expire at 12:00 midnight, New York City time, on August 10, 2016 (one minute after 11:59 P.M. New York City time, on August 10, 2016) (such date and time, the “Expiration Date”), unless the Offeror, in accordance with the Merger Agreement, has extended the offering period of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. Shares tendered pursuant to the Offer may be withdrawn by following the procedures set forth in Section 4 — “Withdrawal Rights” of the Offer to Purchase for withdrawing Shares in a timely manner, at any time on or prior to the Expiration Date, and, if not previously accepted for payment at any time, after September 12, 2016 pursuant to Securities and Exchange Commission (“SEC”) regulations.

The Board of Directors of Diamond Resorts, acting upon the recommendation of its Strategic Review Committee, has (a) determined that it is fair to and in the best interests of Diamond Resorts and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the Transactions (including the Offer and the Merger) in accordance with the DGCL, (b) approved the execution, delivery and performance by Diamond Resorts of the Merger Agreement and the consummation of the Transactions (including the Offer and the Merger) in accordance with the DGCL and (c) recommended that Diamond Resorts’ stockholders accept the Offer and tender their Shares in the Offer.

If, as a result of the Offer, the Offeror holds Shares that represent at least one Share more than 50% of all the issued and outstanding Shares, Parent, the Offeror and Diamond Resorts will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, as soon as practicable, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Diamond Resorts. We expect the Merger to occur without a “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree) if at the then-scheduled Expiration Date, any of the conditions to the Offer has not been satisfied or waived, except that if the sole remaining unsatisfied conditions to the Offer is the Minimum Condition (as defined in Section 13 —“Conditions of the Offer”), Offeror may (but shall not be required to) extend the Offer on up to two occasions of five business days each (or such other duration as Parent and Diamond Resorts may agree), (b) the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of the New York Stock Exchange applicable to the Offer and (c) in certain circumstances, the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and Diamond Resorts may agree).

The Offeror is not, however, required to extend the Offer or the Expiration Date beyond the Termination Date. The Termination Date is October 29, 2016, except that, if the marketing period for Parent’s debt financing has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended until three business days following the final date of the marketing period.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any condition to the Offer (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Diamond Resorts, (a) reduce the Offer Price, (b) change the form of consideration payable in the Offer (other than by adding consideration), (c) reduce the maximum number of Shares subject to the Offer, (d) waive or change the Minimum Condition, (e) add any condition to the Offer, (f) extend the Expiration Date, except as required or permitted by the Merger Agreement or (g) modify any condition to the Offer or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of the Shares.

In order to tender your Shares in the Offer, you must (a) follow the procedures described in Section 3 —“Procedures for Tendering Shares” of the Offer to Purchase or (b) if your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”) prior to the expiration of our Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby to have purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the Offer Price for those Shares with the Depositary and Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, if not previously accepted for payment at any time, after September 12, 2016, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations. For your withdrawal to be effective, a written (or, with respect to Eligible Institutions (as defined in the Offer to Purchase), a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender or withdrawal of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender or withdrawal of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender or withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, Okapi Partners LLC (the “Information Agent”), or any other person will be under any duty to give notification of any defects or irregularities in any tender of Shares or notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Shares pursuant to the Offer and the Merger generally will be taxable for U.S. federal income tax purposes, generally will be taxable under applicable state and local tax laws, and may be taxable under other tax laws. All Diamond Resorts stockholders should consult with their tax advisors as to the particular tax consequences to them of the Offer and the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Upon the request of the Offeror, Diamond Resorts has provided to the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and Diamond Resorts’ Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of Diamond Resorts’ Board of Directors and the reasons therefor) and the other documents to which such documents refer contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at the Offeror’s expense. Neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary and Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer Is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 629-6357

Email: info@okapipartners.com

July 14, 2016

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